Exhibit 99.(h)(1)(a)

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010

As amended February 28, 2014*

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust.  All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Aggregate Fee as a
Fund Asset Level	Percentage of Fund Net Assets
All Assets	0.08%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000.  If the asset-based fees do not meet the annual minimum, the amount needed to meet the minimum will be paid by the Funds on a pro rata basis, according to each Fund’s average net assets.

Funds of the Trust

Aberdeen Global Equity Fund

Aberdeen China Opportunities Fund

Aberdeen Emerging Markets Fund

(formerly, Aberdeen Emerging Markets Institutional Fund)

Aberdeen International Equity Fund

Aberdeen Equity Long-Short Fund

Aberdeen Global Natural Resources Fund

Aberdeen Dynamic Allocation Fund

(formerly, Aberdeen Optimal Allocations Fund: Moderate Growth)

Aberdeen Diversified Income Fund

(formerly, Aberdeen Optimal Allocations Fund: Moderate)

Aberdeen Diversified Alternatives Fund

(formerly, Aberdeen Optimal Allocations Fund: Specialty)

Aberdeen Small Cap Fund

Aberdeen Global Small Cap Fund

Aberdeen Asia Pacific (ex-Japan) Equity Fund

Aberdeen Global Fixed Income Fund

Aberdeen Asia Bond Fund

Aberdeen Tax-Free Income Fund

Aberdeen Core Fixed Income Fund

Aberdeen Emerging Markets Debt Local Currency Fund

Aberdeen Ultra-Short Duration Bond Fund

Aberdeen Asia-Pacific Smaller Companies Fund

Aberdeen U.S. Equity Fund

Aberdeen High Yield Fund

(formerly, Aberdeen U.S. High Yield Bond Fund)

Aberdeen Emerging Markets Debt Fund

Aberdeen European Equity Fund

Aberdeen Latin American Equity Fund

* As approved at the December 11, 2013 Board Meeting, with effect February 28, 2014.

ABERDEEN FUNDS

By:	/s/ Megan Kennedy
Name: Megan Kennedy
Title: Secretary and Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Alan Goodson
Name: Alan Goodson
Title: Vice President